POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Jason M. Shargel and Michael E. Plunkett, individually and not jointly, the undersigned's true and lawful attorney-in-fact to:

1.  execute for and on behalf of the undersigned, in the undersigned's capacity as a beneficial owner of securities of ORLEANS HOMEBUILDERS, INC. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder ("Section 16 Filings");

2.  do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any Section 16 Filings, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

3.  take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each of Jason M. Shargel and Michael E. Plunkett, individually and not jointly, as such attorney-in-fact, full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. The undersigned further acknowledges that the foregoing attorney-in-fact shall not be subject to any liability by reason of any of his decisions, acts or failures to act, all of which shall be conclusive and binding upon the undersigned. The undersigned agrees to indemnify such attorney-in-act, and hold him harmless, from all claims which may be made against him as a result of his serving as the undersigned's attorney-in-fact and the undersigned agrees to reimburse such attorney-in-fact in the amount of any damages, costs and expenses which may be incurred as a result of any such claim.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Section 16 Filings with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be executed as of this 17th day of February, 2004.

/s/ Michael T. Vesey

Michael T. Vesey